Exhibit 5.1

MariaDB plc

699 Veterans Blvd

Redwood City

CA 94063

United States of America

Our ref FBO/AOC 671174-1	3 March 2023

Dear Sirs

Registration Statement on Form S-1 filed by MariaDB plc

We have acted as Irish counsel to MariaDB plc, a public limited company incorporated under the laws of Ireland (company number 606330) (the “Company”) in connection with its filing of a registration statement on Form S-1, as amended (File No. 333-269268) (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”), including the prospectus which forms part of the Registration Statement (the “Prospectus”), with respect to the registration:

(a)

for issuance by the Company of an aggregate of up to 16,351,314 ordinary shares, nominal value $0.01 per share, in the capital of the Company (“Ordinary Shares”), consisting of: (i) up to 7,310,297 Ordinary Shares that are issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus), (ii) up to 8,850,458 Ordinary Shares that are issuable upon the exercise of the Public Warrants (as defined in the Prospectus) and (iii) up to 190,559 Ordinary Shares that are issuable upon the exercise of the Kreos Warrants (as defined in the Prospectus) (the “Warrant Shares”);

(b)

for resale by the selling shareholders named in the Registration Statement of an aggregate of up to 56,414,951 Ordinary Shares, consisting of (i) 1,915,790 Ordinary Shares issued in the PIPE Investment (as defined in the Prospectus) (the “PIPE Shares”), (ii) 45,369,976 Ordinary Shares issued to certain selling shareholders pursuant to the Merger Agreement (as defined in the Prospectus) (the “Merger Shares” and together with the PIPE Shares, the “Resale Shares”), (iii) up to 1,818,888 Ordinary Shares that are issuable upon the exercise of certain stock options granted pursuant to the Prior Plans (as defined in the Prospectus) (the “Plan Shares”, and together with the Warrant Shares and the Resale Shares, the “Shares”) and (iv) up to 7,310,297 Ordinary Shares that are issuable upon exercise of the Private Placement Warrants;

(c)	for resale by certain selling shareholders named in the Registration Statement of up to 7,310,297 Private Placement Warrants.

The Public Warrants and the Private Placement Warrants are constituted by a warrant agreement, dated 18 May 2021, made between Angel Pond Holdings Corporation (“APHC”) and Continental Stock Transfer & Trust Company (“Continental”) (the “Original APHC Warrant Agreement”), as amended by a warrant amendment agreement, dated 16 December 2022, made between APHC, Continental, Computershare Inc. and its affiliate Computershare Trust Company, N.A. (together with Computershare Inc., “Computershare”) (the “Warrant Amendment Agreement”) (the Original Warrant Agreement as amended by the Warrant Amendment Agreement, being the “Warrant Agreement”), which, pursuant to the Irish Domestication Merger (as defined in the Prospectus) and by operation of the relevant merger laws of the Cayman Islands, was automatically assigned to and assumed by the Company, as successor to APHC, on 16 December 2022. The automatic assignment of the Warrant Agreement (and the rights and interests of APHC therein) to the Company and the automatic assumption by the Company of all of APHC’s obligations under the Warrant Agreement, as aforesaid, was acknowledged by APHC, the Company and Computershare in a post-amendment assignment and assumption agreement, dated 16 December 2022, made between APHC, the Company and Computershare (the “Warrant Assumption Agreement Agreement”).

The Kreos Warrants are constituted by an amended and restated warrant agreement, dated 8 September 2022, made between the Company and Kreos Capital IV (Expert Fund) Limited, pursuant to which and by operation of the relevant merger laws of Finland and Ireland, the Company, as successor to MariaDB Corporation Ab, assumed, with effect from the effective time of the Merger (as defined in the Prospectus) on 16 December 2022, MariaDB Corporation Ab’s rights and obligations with respect to certain warrants originally issued by MariaDB Corporation Ab (the “Kreos Warrant Agreement”).

In connection with this Opinion, we have reviewed the corporate resolutions, records, agreements, searches and other documents listed in Schedule 1 of this Opinion (the “Documents”).

Based on the foregoing, in reliance upon the Documents and subject to the assumptions, qualifications and limitations set out in Schedule 2, Schedule 3 and elsewhere in this Opinion, we are of the opinion that:

1	the Company is a public limited company, duly incorporated and validly existing under the laws of Ireland;

2	the Company has the requisite power and authority under its constitution to issue the Shares;

3

the Warrant Shares have been duly authorised for issuance, and upon: (i) the exercise of the Private Placement Warrants, the Public Warrants or the Kreos Warrants, as the case may be, in accordance with their respective terms, (ii) the receipt by the Company of the full consideration payable therefor and (iii) their issuance being entered in the register of members of the Company as fully paid-up, the Warrant Shares will be validly issued, fully paid-up and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean that the registered holders of such shares are not subject, solely by virtue of their shareholding, to calls for additional payments of capital on such shares);

4	the Resale Shares have been validly issued, fully paid-up and are non-assessable;

5

the Plan Shares have been duly authorised for issuance, and upon: (i) the exercise of the relevant stock options in accordance with the terms of grant under the relevant Plan, (ii) the receipt by the Company of the full consideration payable therefor and (iii) their issuance being entered in the register of members of the Company as fully paid-up, the Plan Shares will be validly issued, fully paid-up and non-assessable;

6	the Company has the requisite power and authority under its constitution to assume APHC’s obligations in respect of the Private Placement Warrants under the Warrant Agreement; and

7	the assumption by the Company of APHC’s obligations in respect of the Private Placement Warrants under the Warrant Agreement has been duly authorised.

This Opinion is based upon, and limited to, the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinions as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to Matheson under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and shall be construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson

MATHESON

Schedule 1

The Documents

1.

Copies of the certificate of incorporation, certificate of incorporation on re-registration as a public limited company and certificate of incorporation on change of name of the Company, dated 19 June 2017, 24 January 2022 and 12 December 2022, respectively on file with the Companies Registration Office in Dublin (the “CRO”).

2.

Copy of the constitution of the Company, comprised of its memorandum of association and articles of association, amended on 16 December 2022, as set out in Exhibit 3.1 to Form 8-K (File No. 001-41571) filed with the Commission on 22 December 2022.

3.

Copy of the unanimous written resolutions of the directors of the Company passed on 31 January 2022, 16 December 2022 and 14 January 2023, certified by the secretary of the Company to be true and complete.

4.

Copy of the minutes of a meeting of the directors of the Company held on 18 December 2022, certified by the secretary of the Company to be true, complete and containing all resolutions passed at that meeting.

5.

A copy of the business combination agreement dated 31 January 2022 by and among APHC, the Company, Meridian MergerSub Inc. and MariaDB Corporation Ab, as set out in Exhibit 2.1 to Form S-4 (File No. 333-265755) filed by the Company with the Commission on 1 February 2022 (the “Business Combination Agreement”).

6.

A copy of amendment No. 1 to the Business Combination Agreement dated 9 December 2022 by and among APHC, the Company, Meridian MergerSub Inc. and MariaDB Corporation Ab, as set out in Exhibit 2.1 to Form 8-K (File No. 001-40382) filed by APHC with the Commission on 12 December 2022.

7.	A copy of the Original APHC Warrant Agreement, as set out in Exhibit 4.1 to Form 8-K (File No. 001-40382) filed by APHC with the Commission on 20 May 2021.

8.

Copies of the Warrant Amendment Agreement and the Warrant Assumption Agreement, as set out in Exhibit 4.2 and Exhibit 4.3, respectively, to Form 8-K (File No. 001-41571) filed by the Company with the Commission on 22 December 2022.

9.	A Copy of the Kreos Warrant Agreement, as set out in Exhibit 4.6 to Form 8-K (File No. 001-41571) filed by the Company with the Commission on 22 December 2022.

10.	Copies of the Prior Plans, being:

(a)	the SkySQL Corporation Ab Global Share Option Plan 2010 Europe, dated October 13, 2010;

(b)	the SkySQL Corporation Ab Global Share Option Plan 2010 Europe (France / Sweden), dated November 9, 2010;

(c)	the SkySQL Corporation Ab Global Share Option Plan 2010 USA, dated November 11, 2010;

(d)	the SkySQL Corporation Ab Global Share Option Plan 2012 Europe, dated February 29, 2012;

(e)	the SkySQL Corporation Ab Global Share Option Plan 2012 USA, dated February 29, 2012;

(f)	the SkySQL Corporation Ab Global Share Option Plan 2014 Europe, dated March 9, 2014;

(g)	the SkySQL Corporation Ab Global Share Option Plan 2014 USA, dated March 9, 2014;

(h)	the MariaDB Corporation Ab Global Share Option Plan 2017 USA, dated December 8, 2017;

(i)	the MariaDB Corporation Ab Summer 2022 USA Share Option Plan, dated July 18, 2022; and

(j)	the MariaDB Corporation Ab Amended and Restated Global Share option Plan 2017 USA dated September 2, 2022.

certified by the secretary of the Company to be true and complete.

11.	A copy of the common draft terms of merger dated 16 August 2022 entered into between the Company and MariaDB Corporation Ab on file with the CRO.

12.

A copy of the order of Mr Justice McDonald dated 15 December 2022 in the matter of an application under regulations 13 and 14 of the European Communities (Cross-Border Mergers) Regulations 2008 of Ireland, as amended, and in the matter of the Company and MariaDB Corporation Ab on file with the CRO.

13.	The Registration Statement, including the Prospectus, to which this Opinion is filed as an exhibit.

14.

A copy of the report dated 16 December 2022 prepared by Deloitte Ireland LLP in connection with the Merger for the purposes of section 1028 of the Companies Act 2014 of Ireland, as amended (the “Section 1028 Report”).

15.

Searches carried out by independent law researchers on our behalf against the Company on 3 March 2023 in: (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the CRO (the “Searches”).

16.

A certificate issued by the secretary of the Company dated the date of this Opinion, attaching a copy of each of the documents listed in paragraphs 3, 4 and 10, above, of this Schedule 1 and certifying certain other matters as set out therein (including that (i) the issuance of the Resale Shares has been entered in the register of members of the Company, credited as fully paid-up, in the respective names of the selling shareholders and (ii) prior to the issuance of any Resale Shares to the selling shareholders pursuant to the Merger Agreement, a copy of the Section 1028 Report was sent to each relevant selling shareholder), on which we have relied for the purpose of this Opinion (the “Certificate”).

Schedule 2

Assumptions

For the purposes of this Opinion, we have assumed:

1.

All signatures (including for the avoidance of doubt, electronic signatures), initials, seals and stamps contained in, or on, the Documents (including any attachments, exhibits or appendices thereto) submitted to us are genuine.

2.

All Documents submitted to us as originals are authentic and complete, and all Documents submitted to us as copies (including without limitation any Document submitted to us as a .pdf, (or any other format) or as an attachment to an email) conform to the originals of such Documents (and the originals of such Documents are authentic and complete with all requisite seals and stamps affixed). The Corporate Certificate is accurate in all respects.

3.	All Documents dated on, or prior to, the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

4.	The truth and accuracy of the contents of the Documents as to factual matters, but we have made no independent investigation regarding such factual matters.

5.

The written resolutions of the directors of the Company on which we have expressed reliance were duly signed by all the directors of the Company and have not since been amended or rescinded and are in full force and effect.

6.

The resolutions of the directors of the Company documented in board minutes on which we have expressed reliance were duly passed at a properly constituted, convened and quorate meeting of the directors and have not since been amended or rescinded and are in full force and effect.

7.	The Company shall derive a commercial benefit from entering into the Documents and issuing Shares thereunder commensurate with the obligations undertaken by it.

8.

The absence of fraud and the presence of good faith on the part of all parties to the Documents, any other relevant documents and the respective officers, employees, agents and advisors of, or to, such parties.

9.

Each party to the Documents (other than the Company) has, and shall continue to have, the due and requisite capacity, power and authority to enter into, execute and perform its obligations under the Documents to which it is a party.

10.

The obligations expressed to be assumed by each party to the Documents are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland, and there are no provisions of the laws or public policy of any jurisdiction outside Ireland which would be contravened by the execution or performance of the Documents or which would render their performance ineffective by virtue of the laws of that jurisdiction.

11.

The Company has not, nor shall not give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act 2014, as amended, for the purpose of any acquisition of any of the Shares, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

12.

That: (a) the Company was solvent immediately following the execution of the Documents to which it is a party, (b) the Company will not be insolvent as a consequence of doing any act or thing which the Documents contemplate the Company will do or permit or require the Company to do, (c) the Company has not passed a voluntary winding-up resolution or a resolution to place the Company under court protection or to appoint a process adviser, nor will it do so prior to the issuance of any of the Shares, (d) no petition has been presented to, or order made by, a court for the winding-up of the Company or the placing of the Company under court protection or for the appointment of a process adviser, nor will any of the foregoing occur prior to the issuance of any of the Shares, (e) no receiver has been appointed in relation to any of the assets or undertaking of the Company, nor will a receiver be so appointed prior to the issuance of any of the Shares and (f) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) has been proposed, sanctioned or approved in relation to the Company nor will it be prior to the issuance of any of the Shares.

13.

The Documents and the transactions contemplated thereby and the payments to be made thereunder are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Irish Minister for Finance under the Financial Transfers Act 1992 of Ireland and/or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 of Ireland.

14.

All authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities, including Ireland, with respect to the agreements or arrangements referred to in the Registration Statement (including the Prospectus) or with respect to the issue, offer or sale of any Shares have been, or will be, obtained and are, or will be, in full force and effect, all Shares will conform with the descriptions contained in the Registration Statement (including the Prospectus) and the selling restrictions contained in the Registration Statement (including the Prospectus) have been and will, at all times, be observed and the Company has complied, and will otherwise comply, with the terms of any other lawful agreements relating to the issue, sale and/or offer of any Shares.

15.

The creation, issuance, offering or sale, including the marketing, of any Shares will be made, effected and conducted in accordance with and will not otherwise violate any applicable laws and regulations of any jurisdiction, including Ireland, or supra-national authority, including, without limitation: (a) the securities laws and regulations of any jurisdiction or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of securities to the public in any jurisdiction, including the obligation to prepare a prospectus or registration document relating to any securities and (b) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of their group.

16.

The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered, and the Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered. No additional matters would have been disclosed by searches being carried out since that time.

17.

No proceedings have been or will be instituted or injunction granted against the Company to restrain it from issuing any Shares and the issue of same would not be contrary to any state, government, court, state or quasi-governmental agency, licencing authority, local or municipal government body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement.

18.

At the time of the issuance of any Shares, the Company will have a sufficient number of authorised but unissued Ordinary Shares in its share capital (being at least equal to the number of Ordinary Shares the subject of such allotment).

19.	No Ordinary Share has been, nor shall be, allotted and issued for less than its nominal value (including upon any “cashless exercise”).

20.

No Ordinary Share has been nor shall be, allotted and issued for consideration other than cash, save, in the case of those Merger Shares allotted and issued to the selling shareholders pursuant to the Merger Agreement, in compliance with the provisions of sections 1028 of the Companies Act 2014 of Ireland, as amended.

21.	A Share shall be issued by the entry of the name of the registered holder thereof in the register of members of the Company confirming that such Share has been issued fully paid-up.

22.

The Warrant Agreement was automatically assigned to and assumed by the Company, as successor to APHC, on 16 December 2022 pursuant to the Irish Domestication Merger (as defined in the Prospectus) and by operation of the relevant merger laws of the Cayman Islands.

Schedule 3

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.

A search at the CRO is not conclusively capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner, receiver or liquidator has been presented or a resolution passed for the winding up of the Company. A search on the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether or not a receiver has been appointed to the Company.

2.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the CRO it may not be filed at the CRO immediately and, therefore, our searches at the CRO may not have revealed such matters. Similarly whilst a petition to wind up may be revealed by a search on Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, the making of a winding up order may not be filed on the Index immediately and therefore our searches may not have revealed such matters.

3.	The position reflected in the Searches may not be fully up to date.

4.

The expressions “validly” and “valid and binding” when used in this Opinion mean that the obligations expressed to be assumed are of a type which the courts of Ireland will treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement of obligations may be:

(a)

limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)

subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)	limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)

invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(e)	invalidated by reason of fraud; and

(f)	barred under the Statutes of Limitations of 1957 of Ireland (as amended from time to time) or may be or become subject to the defence of set-off or counterclaim.

5.

The Companies Act 2014, as amended, prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the court in question may determine). Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

6.

Under the provisions of the Companies Act 2014, as amended, an examiner can be appointed on a petition to the Circuit Court, if certain criteria are met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of the Company.

7.

This Opinion does not deal with any matters of tax, including, but not limited to, the tax treatment of the issuance, holding, acquisition, sale and/or transfer of any Ordinary Shares or any payments in respect of any Ordinary Shares.